Press Release	Exhibit 99.1 Source: PanAmerican Bancorp

PanAmerican Bancorp Announces Preliminary -Unaudited- 2004 Results

Friday January 28, 11:41 am ET

MIAMI--(BUSINESS WIRE)--Jan. 28, 2005--PanAmerican Bancorp (AMEX:PNB - News):

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Fourth Quarter Consolidated Earnings Were Approximately $235,000 After Loan Loss Provision of $562,000

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Nearly $15 Million in New Loans Were Added in the Fourth Quarter

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2004 Total Assets Grow Over 100% to $191.5 Million and Net Loans Receivable Increase 132% to $154 Million

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Book Value at $2.46 Per Share

PanAmerican Bancorp (AMEX:PNB - News), (the "Bank") a single bank holding company, today announced that its preliminary results for 2004 continued the strong growth seen over the first nine months of fiscal 2004. Net income for the quarter ended December 31, 2004, was approximately $235,000, or $0.03 per share after provision for loan losses of $562,000, based on 8.8 million fully diluted weighted average shares outstanding compared to a net loss of $173,000, or $(0.03) per share, based on 5.6 million fully diluted weighted average shares outstanding for the quarter ended December 31, 2003. For the full year ended December 31, 2004, the net loss was approximately $228,000, or $(0.04) per share, based on fully diluted weighted average shares outstanding of 8.4 million shares compared to a net loss of $442,655, or $(0.08) per share, based on fully diluted weighted average shares outstanding of 5.6 million shares for the same period a year earlier. The 2004 period included the write-off of the "Business Manager" business and all conversion costs of over $200,000 from the Gulf Bank asset purchase. The fully diluted weighted average shares outstanding include shares issued in a public offering of 2 million units in May 2004.

At December 31, 2004, total assets were $191.5 million, an increase of over $97 million, or 103%, compared to $94.1 million at December 31, 2003. During the same period, net loans receivable increased by nearly $88 million, or 132%, to approximately $154 million from $66.2 million at December 31, 2003. The increase in these earning assets was the result of the purchase of $42.0 million of loans from the acquisition of Gulf Bank in the first quarter as well as increased internal loan originations of over $45 million.

As of December 31, 2004, the book value was $2.46, an increase of 42% compared to $1.73 as of December 31, 2003.

Michael Golden, CEO of PanAmerican Bancorp, stated: "The full year audited results will be finalized and reported soon but we are highly confident that the final results will agree closely with the preliminary (unaudited) results that we are currently reporting. The year end results provide further validation that our strategy of building a strong Florida-based banking operation is working and that our efforts to build a significant depositor base to support a strong, growing loan portfolio is firmly established. We have undergone a major restructuring of the organization and operations and have, we believe, eliminated most of the distressed loans that were burdening our performance."

"Our goals for 2005 are aggressive but well founded. We hope to increase our total assets to $265 million, total loans to $226 million, improve our net income to $2 million, or $0.16 per share and increase our return on equity to 6%. The banking team that we have put together and the strong growth prospects for the region make these goals ambitious but attainable."

Mr. Golden concluded: "We are announcing our preliminary results now because we have been selected to present at the upcoming Brean Murray Annual Institutional Conference at 8:00 am EST on February 1st and wish to use this opportunity to discuss Pan American's performance fully. Brean Murray & Co. is a full service, research-focused securities firm that has earned a well deserved reputation for serving emerging growth companies and investors. We invite you to listen to the presentation live by logging on the following website: http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=PNB&item id=986526

PanAmerican Bancorp

Based in Miami, FL, PanAmerican Bancorp is a single-bank holding company with PanAmerican Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business, as the sole subsidiary of the company. For additional information, please visit our website at http://www.panamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although PanAmerican Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from PanAmerican Bancorp's expectations. Factors that could contribute to such differences include those identified in PanAmerican Bancorp's Form 10-K for the year ended December 31, 2003, and those described from time to time in PanAmerican's other filings with the Securities and Exchange Commission, news releases and other communications.

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Contact:

PanAmerican Bancorp, Boca Raton, Fla.

Michael Golden, 561-826-0464

or

Wolfe Axelrod Weinberger Assoc. LLC

Donald C. Weinberger

or Andria Arena (Media)

212-370-4500; 212-370-4505 (Fax)

don@wolfeaxelrod.com

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Source: PanAmerican Bancorp